EXHIBIT 99.1

[UCAR International Inc. logo]

                          3102 West End Avenue, Suite 1100, Nashville, TN 37203
                                                          N E W S R E L E A S E
FOR IMMEDIATE RELEASE                                      CONTACT: Nancy Falls
                                                                      Treasurer
                                                                   615-760-7720

UCAR ANNOUNCES U.S. GRAPHITE ELECTRODE PLANT SHUTDOWN; EXPECTS $18 MILLION IMPROVEMENT IN 2002 OPERATING PROFIT

         Nashville, TN May 15, 2001 -UCAR International Inc. (NYSE: UCR) today announced that, as part of the Company's continuing efforts to optimize its graphite electrode capacity and reduce global manufacturing costs, it will shut down its production operations at its Clarksville, TN graphite electrode facility and the associated graphite electrode operations in Columbia, TN for an undetermined period of time. The graphite machining department in Clarksville is expected to operate using product from other UCAR locations.

         Gil Playford, Chairman and CEO of UCAR, commented, "Our decision to shutdown these graphite electrode operations was driven by our strategy of reducing our supply chain costs, as well as by current market conditions. Clarksville and Columbia are our highest cost graphite electrode facilities and we concluded that this move was necessary to optimize UCAR's global production capacity."

         In 2002, UCAR expects to benefit from an $18 million improvement in operating profit as a result of the shutdown. Total shutdown costs are expected to be $6 million, fully expended in 2001. These costs include $3 million of capital expenditures for the addition of incremental capacity at UCAR's graphite electrode facilities in Mexico and Europe necessary to meet sales demand. Also starting in 2002, the shutdown of Clarksville will result in annual cash savings of approximately $15 million. Total inventory is not expected to decline materially due to transfers of inventory from other UCAR locations. In addition, the Company will record restructuring, impairment and related charges estimated at $50-60 million in the second quarter of 2001, including $3 million of cash shutdown costs. The shutdown will affect approximately 180 employees.

         Mr. Playford continued, "UCAR's global presence allows us to provide uninterrupted sales and technical service to all of our customers and we will continue to provide world class quality electrodes and service levels. The Company will incrementally expand the manufacturing capabilities of its lower cost facilities with minimal investment, thereby generating a higher return on invested capital."

         The Clarksville/Columbia, TN graphite electrode operations have capacity to produce up to 40,000 metric tons of graphite electrodes. Shutdown preparations will begin immediately and UCAR plans to complete this process by the end of the third quarter, 2001. After the global realignment of capacity, UCAR's total capacity will be reduced from 230,000 metric tons to 210,000 metric tons.

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        UCAR INTERNATIONAL INC. IS ONE OF THE WORLD'S LARGEST MANUFACTURERS AND
PROVIDERS OF HIGH QUALITY NATURAL AND SYNTHETIC GRAPHITE AND CARBON BASED PRODUCTS AND SERVICES, OFFERING ENERGY SOLUTIONS TO INDUSTRY-LEADING CUSTOMERS WORLDWIDE ENGAGED IN THE MANUFACTURE OF STEEL, ALUMINUM, SILICON METAL, AUTOMOTIVE PRODUCTS AND ELECTRONICS. THE COMPANY HAS 15 MANUFACTURING FACILITIES IN 8 COUNTRIES AND HAS THE LARGEST SHARE OF THE FREE TRADING MARKETS IN ALL OF ITS MAJOR PRODUCT LINES. UCAR PRODUCES GRAPHITE ELECTRODES THAT ARE CONSUMED PRIMARILY IN THE PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES, THE STEEL MAKING TECHNOLOGY USED BY ALL "MINI-MILLS," AND FOR REFINING STEEL IN LADLE FURNACES. THE COMPANY ALSO PRODUCES CARBON ELECTRODES THAT ARE CONSUMED IN THE MANUFACTURE OF SILICON METAL AND CATHODES THAT ARE USED IN THE PRODUCTION OF ALUMINUM. UCAR'S WHOLLY OWNED SUBSIDIARY, GRAFTECH INC., PRODUCES FLEXIBLE GRAPHITE THAT IS USED IN HIGH TEMPERATURE FLUID SEALING AND GASKET APPLICATIONS AND IS THE BASIS FOR HIGHLY ENGINEERED PRODUCTS AND SOLUTIONS IN FUEL CELL, ELECTRONICS AND THERMAL MANAGEMENT APPLICATIONS. FOR ADDITIONAL INFORMATION ON UCAR, CALL 1-615-760-7700 OR VISIT ITS WEBSITE AT WWW.UCAR.COM. FOR ADDITIONAL INFORMATION
                                       ------------
ON GRAFTECH, CALL 1-216-529-3777 OR VISIT ITS WEBSITE AT WWW.GRAFTECH.COM.
                                                         ----------------
         NOTE: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as planned facility shutdown activities and future results and benefits of those activities, future production, service, sales and marketing activities, future production capacity, future costs, cost savings, capital expenditures and earnings charges, product capabilities and advantages, future demand for graphite electrodes, future revenues and shareholder value, future operational and financial performance of various businesses, strategic plans and programs, and future earnings. We have no duty to update such statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include the occurrence of unanticipated events or circumstances relating to facility shutdown, incremental capacity expansion, sales and marketing, customer service and product development activities, changes in graphite electrode demand, changes in strategic plans or programs, changes in global or regional economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission.












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